Exhibit 2.2
First Amendment to and Waiver under

AGREEMENT AND PLAN OF MERGER
dated October 15, 2018 by and among
THE ANDERSONS, INC.,
BRISKET MERGER SUB 1, LLC,
BRISKET MERGER SUB 2, LLC,
BRISKET MERGER SUB 3, LLC, LGC GROUP, INC.,
LANSING TRADE GROUP, LLC, and
SELLERS REPRESENTATIVE

THIS FIRST AMENDMENT TO AND WAIVER UNDER (this “Amendment”)
THAT CERTAIN AGREEMENT AND PLAN OF MERGER dated October 15, 2018, (the
“Agreement”), is made by and among the Parties and is effective as of December 20, 2018. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement.

WHEREAS, since the execution of the Agreement, the Parties have continued to work in cooperation toward the closing of the Merger; and

WHEREAS, through that process the Parties have identified and agreed upon certain amendments to and waivers under the Agreement that they wish to memorialize in this Amendment pursuant to Section 10.08 of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.     Actions Prior to Closing.
1.1 Notwithstanding anything to the contrary in the Agreement, the Parties hereto hereby acknowledge and agree as follows:

a.	Purchaser hereby approves of, and waives any breach or default under Section 5.01 of the Agreement arising as a result of the changes in employee compensation as described on Schedule 1.1(a) hereto.

b.
The payment by the Company, on or before December 31, 2018, of a $410,250.00 capital contribution to Renwood Appreciation & Income Fund LLC shall be added back as a “current asset” for purposes of the calculation of Estimated Net Working Capital and Net Working Capital if, and only to the extent that (i) such payment is actually made in cash by the

Company prior to the Closing (and as a result the cash balance of the Company as of the Closing is reduced by an equal amount) and (ii) such capital contribution is not separately included as a current asset in Estimated Working Capital or Net Working Capital (i.e., this modification is not intended to result in any double-counting with respect to this amount).

c.
The payment by the Company, on or before December 31, 2018, of $2,666,437.50 under the Company’s Credit Agreement with Bank of America, N.A. (and the other parties thereto), dated as of October 3, 2016, shall be added back as a “current asset” for purposes of the calculation of Estimated Net Working Capital and Net Working Capital if, and only to the extent that, (i) such payment is actually made in cash by the Company prior to the Closing (and as a result the cash balance of the Company as of the Closing is reduced by an equal amount) and (ii) the Net Indebtedness Amount as of such payment was $0.

d.
In order to facilitate the timely payment of wages and compensation to the Company’s employees, Purchaser and the Company may agree to include a portion of the pre-Closing wages and compensation owed to Company employees in the first or second regularly scheduled payrolls of Purchaser after the Closing. For the avoidance of doubt, notwithstanding the foregoing, all such wages and compensation for Company employees prior to the Closing shall be current liabilities of the Company and shall be treated as such for purposes of calculating Estimated Net Working Capital and Net Working Capital.

Section 2.     Amendments to Schedule 6.05.
2.1     Schedule 6.05 of the Agreement is amended by deleting subsections (a)1, (c)1 and (c)2 in their entirety and replacing them with the following:
    “(a)

1. LTG 2018 Management and Trader Bonus. On March 15, 2019, Purchaser
shall, so long as such individual is then employed by Purchaser or any Subsidiary of Purchaser, (A) make a cash payment based on Lansing’s incentives formula for the year ended December 31, 2018 and (B) issue a Restricted Stock Award Agreement in the form of Exhibit E to this Agreement, for the number of Purchaser Common Shares determined by dividing the portion of the 2018 incentive payable in equity awards by an amount equal to 90% of the average of the daily closing price of Purchaser Common Shares for the month of February and each such award shall provide vesting of 1/3 on January 2, 2020, 1/3 on January 2, 2021, 1/3 on January 2, 2022 each year. The aggregate cash payments will be accrued on the closing balance sheet. The aggregate portion of the 2018 incentives paid in equity awards is estimated to be $6.8 million, subject to change based on Lansing’s operating results through the Closing and the allocation between individual cash and equity award allocations.

(c)

1.
LTG Retention Bonuses. On March 15, 2019, Purchaser shall, with respect to each individual listed on Exhibit 1 to this Schedule, so long as such individual is employed by LGC at such payment date, (i) pay such person in cash the amount noted on Exhibit 1 or (ii) issue a Restricted Stock Award Agreement in the form of Exhibit E to the Agreement, (A) for the number of Purchaser Common Shares determined by dividing the dollar value shown opposite such individual’s name by an amount equal to 90% of the average of the daily closing price of Purchaser Common Shares for the month of February 2019 and (B) providing vesting of 1/3 on January 2, 2020, 1/3 on January 2, 2021, and 1/3 on January 2, 2022.

2.
Roll-over RMU and MUR Holders. On March 15, 2019, Purchaser shall, with respect to each individual who rolls over RMUs or MURs as listed on Annex VI to this Agreement, so long as such individual is employed by LGC at the Final Effective Time, issue a Restricted Stock Award Agreement in the form of Exhibit E to this Agreement, (A) for the number of Purchaser Common Shares determined by dividing (i) the aggregate Per Unit Closing Consideration allocable to such RMU or MUR rolled over, as set forth on the Payment Schedule, multiplied by 15% by (ii) an amount equal to 90% of the average of the daily closing price of Purchaser Common Shares for the month of February and (B) providing vesting of 1/3 on January 2, 2020, 1/3 on January 2, 2021, and 1/3 on January 2, 2022.”

2.2 Exhibit 1 to Schedule 6.05(c)1 is deleted in its entirety and replaced with Exhibit 1 to Schedule 6.05(c)1 attached hereto.
Section 3.     Definitions. The following definitions are hereby modified as follows:

a.
In the definition of “Average Purchaser Share Price” the number “60” is hereby deleted and replaced with the number “59”. Furthermore, the parties hereby agree that December 24, 2018 shall not be considered a trading day for purposes of the definition of “Average Purchaser Share Price” such that, in the event the Closing Date is January 1, 2019, the relevant measurement period for purposes of calculating the Average Purchaser Share Price will be September 28, 2018 through and including December 21, 2018.

b.	The definition of “Purchase Price Adjustment Consideration” is hereby deleted in its entirety and replaced with the following:
“Purchase Price Adjustment Consideration” means, with respect to each Seller, an amount equal to the result of (i) such Seller's Allocation Percentage, multiplied by (ii) the remaining portion of the Sellers Representative Admin Expense Fund delivered to the Paying Agent and the Surviving Company on behalf of the Sellers pursuant to Section 1.09.

c.	The definition of Sellers Representative Admin Expense Fund Consideration is hereby deleted in its entirety.
Section 4. Affiliated Agreements. The following three agreements are being added to Schedule 5.08:

1.	Commodity Supply Agreement, dated as of November 17, 2015, by and between Lansing Trade Group, LLC and New Hope Liuhe Co., Ltd.

2.	Pledge Agreement, dated as of November 17, 2015, by and between Lansing Trade Group, LLC and New Hope Liuhe Investment (USA) Inc.

3.	Collateralized Guaranty, dated as of November 17, 2015, from New Hope Liuhe Investment (USA) Inc. in favor of Lansing Trade Group, LLC
Section 5. Post-Closing Adjustment Payment. Sections 1.08(e)(i) and (e)(ii) are hereby amended to read as follows:
(e) Post-Closing Adjustment Payment.

(i)    If the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price (such amount, if any, the “Excess Amount”), Purchaser shall promptly (but in any event within five Business Days after the determination of the Final Cash Purchase Price in accordance with this Section 1.08) deliver the Working Capital Holdback Amount plus the Excess Amount to the Paying Agent to be held as the Sellers Representative Admin Expense Fund.

(ii)    If the Final Cash Purchase Price is less than the Estimated Cash Purchase Price (such amount, if any, the “Shortfall Amount”), then Purchaser shall (A) deduct from the Working Capital Holdback Amount such Shortfall Amount (and, if the Working Capital Holdback Amount is less than such Shortfall Amount, then, deduct, the difference from the General Indemnity Holdback Amount) and if the Shortfall Amount is less than the Working Capital Holdback Amount, deliver the remainder of the Working Capital Holdback Amount to the Paying Agent to be held as the Sellers Representative Admin Expense Fund.

Section 6. Waiver of Closing Condition. So long as the condition to closing contained in Section 2.01(c) of the Agreement is fully satisfied as of 11:59 p.m. Eastern Time on December 31, 2018, then such closing condition will be deemed satisfied through 11:59 p.m. on January 2, 2019.
Section 7. Merger Agreement Provisions. Except as specifically amended or waived hereunder, all of the terms and conditions of the Agreement remain in full force and effect and this First Amendment and Waiver shall be governed by, and construed and enforced in accordance with, such terms and conditions.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to and Waiver under that certain Agreement and Plan of Merger as of the day and year first above written.

LANSING TRADE GROUP, LLC
By: /s/ William E. Krueger
Name: William E. Krueger
Its: Chief Executive Officer

THE ANDERSONS, INC.
By: /s/ Patrick E. Bowe
Name: Patrick E. Bowe
Its: Chief Executive Officer

BRISKET MERGER SUB 1, LLC
By: /s/ Naran U. Burchinow
Name: Naran U. Burchinow
Its: President and Secretary

BRISKET MERGER SUB 2, LLC
By: /s/ Naran U. Burchinow
Name: Naran U. Burchinow
Its: President and Secretary

BRISKET MERGER SUB 3, LLC
By: /s/ Naran U. Burchinow
Name: Naran U. Burchinow
Its: President and Secretary

SELLERS REPRESENTATIVE By: /s/ Sam Freitag Name: Sam Freitag

LGC GROUP, INC.
By: /s/ William E. Krueger
Name: William E. Krueger
Its: Chief Executive Officer